UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2017 (August 22, 2017)

MICRONET ENERTEC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Standby Equity Distribution Agreement

On August 22, 2017, Micronet Enertec Technologies, Inc. (the “Company”)  entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA II PN Ltd. (“YA II”), a Cayman Islands exempt limited partnership, for the sale of up to $10 million of shares of the Company’s common stock, par value $0.001 per share, over a three-year commitment period.  Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to YA II at a discount to market of 1.5%.  The Company and YA II previously entered into a prior Standby Equity Distribution Agreement on June 30, 2016 for the sale of up to $2.39 million of shares of the Company’s common stock over a three year period. In addition, on June 30, 2016, October 28, 2016, December 22, 2016 and June 8, 2017, the Company and its wholly-owned subsidiary, Enertec Electronics Ltd., entered into note purchase agreements with YA II whereby YA II purchased notes for an aggregate purchase price of $2.7 million from the Company.

The Company is not obligated to utilize any of the $10 million available under the SEDA and there are no minimum commitments or minimum use penalties.  The total amount of funds that ultimately can be raised under the SEDA over the three-year term will depend on the market price for the Company’s common stock and the number of shares actually sold. YA II is obligated under the SEDA to purchase shares of the Company’s common stock from the Company subject to certain conditions including, but not limited to the Company filing a registration statement with the United States Securities and Exchange Commission (the “SEC”) to register the resale by YA II of shares of common stock sold to YA II under the SEDA (“Registration Statement”) and the SEC declaring such Registration Statement effective.

The SEDA does not impose any restrictions on the Company’s operating activities. During the term of the SEDA, YA II is prohibited from engaging in any short selling or hedging transactions related to the Company’s common stock.

In connection with the SEDA, the Company agreed to pay YA Global II SPV, LLC, a wholly owned subsidiary of YA II, a commitment fee in the amount of $800,000 (the “Commitment Fee”) in the aggregate, which shall be paid in eight quarterly installments of $100,000, with the first installment due and payable on the fifth trading day following the execution of the SEDA. The Commitment Fee may be paid in cash or shares of the Company’s common stock.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Supplemental Agreement and Secured Promissory Note

On August 22, 2017, the Company and its subsidiary, Enertec Electronics Ltd., executed a Supplemental Agreement with YA II (the “Supplemental Agreement”) which seeks to supplement a note purchase agreement executed by the parties on October 28, 2016. Pursuant to the Supplemental Agreement, the Company borrowed $1.5 million from YA II pursuant to the terms of a secured promissory note (the “Note”). The outstanding principal balance of the Note shall bear interest at 7% per annum. The Note matures on November 22, 2017, but the Company may extend such maturity date to August 22, 2018 at its sole discretion (an “Extension”). In the event the Company elects to utilize the Extension, the Company has agreed to (i) pay an aggregate of $200,000 of principal plus all accrued and unpaid interest under the Note on March 31, 2018, (ii) pay an aggregate of $200,000 of principal plus all accrued and unpaid interest under the Note on June 30, 2018, (iii) pay an extension fee of $50,000 and (iv) shall issue YA II a five-year warrant to purchase 158,000 shares of the Company’s common stock at an exercise price of $1.50 per share.

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Upon the occurrence of an Event of Default (as defined in the Note), all amounts payable may be due immediately. In addition, if the Company receives any cash proceeds in connection with the sale or proposed sale of any of its holdings in any of its subsidiary (if and to the extent such transaction is consummated) including without limitation, installment payments or break-up fee payments, the Company is required to pre-pay the outstanding balance of the Note as soon as such proceeds are received. The Note, along with another note held by YA II, is secured by a pledge of shares of Micronet Ltd. owned by Enertec Electronics Ltd.

The descriptions of the SEDA, Supplemental Agreement and Note are qualified in their entirety by reference to the complete text of the SEDA, Supplemental Agreement and Note which have been filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Standby Equity Distribution Agreement, dated as of August 22, 2017, between Micronet Enertec Technologies, Inc. and YA II PN, Ltd.

10.2	Supplemental Agreement, dated as of August 22, 2017, between Micronet Enertec Technologies, Inc., Enertec Electronics Ltd and YA II PN, Ltd.

10.3	Promissory Note, dated as of August 22, 2017, between Micronet Enertec Technologies, Inc., Enertec Electronics Ltd and YA II PN, Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONET ENERTEC TECHNOLOGIES, INC.

Dated: August 25, 2017	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer

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